Exhibit 10.1

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of August 16, 2024, by and among AlphaVest Acquisition Corp, an exempted company incorporated in the Cayman Islands with limited liability (together with its successors, “SPAC”), AMC Corporation, a Washington corporation (the “Company”), AlphaVest Holding LP, a Delaware limited partnership (the “Sponsor”), and the undersigned parties who hold Subject Shares (as defined below) (such parties, the “Insiders” and together with the Sponsor, the “Founder Holders”).

WHEREAS, SPAC, AV Merger Sub, a Washington corporation and a direct wholly-owned subsidiary of SPAC (“Merger Sub”), and the Company, are concurrently herewith entering into a Business Combination Agreement (as the same may be amended, restated or supplemented, the “Business Combination Agreement”; capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Business Combination Agreement) pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”), with the Company being the surviving entity and becoming a wholly-owned subsidiary of SPAC, such Merger to occur upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the applicable provisions of the Revised Code of Washington (the “RCW”);

WHEREAS, each Founder Holder is, as of the date of this Agreement, the sole legal owner of the number of outstanding ordinary shares of SPAC (“SPAC Shares”) set forth opposite such Founder Holder’s name on Schedule A hereto (such SPAC Shares owned by the Founder Holders, together with any additional shares of SPAC Shares or other SPAC’s securities (including any securities convertible into or exercisable or for SPAC Shares or other securities), whether by purchase, as a result of a share dividend, share split, recapitalization, combination, reclassification, exchange or change of such shares, or upon the exercise or conversion of any securities, acquired by the Founder Holders after the date hereof and during the term of this Agreement, including upon consummation of the Domestication, being collectively referred to herein as the “Subject Shares”); and

WHEREAS, as a condition to their willingness to enter into the Business Combination Agreement, SPAC and the Company have requested that each Founder Holder enter into this Agreement.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

Representations and Warranties of Each Founder Holder

Each Founder Holder hereby represents and warrants, severally and not jointly, to the Company and SPAC as follows:

1.1 Organization and Standing; Authorization. Such Founder Holder, (a) if a natural person, is of legal age to execute this Agreement and is legally competent to do so, and (b) if not a natural person, (i) has been duly organized and is validly existing and in good standing under the Laws of its jurisdiction of organization, (ii) has all requisite corporate or limited liability power and authority, as applicable, to own, lease and operate its properties and to carry on its business as now being conducted and (iii) has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. If the Founder Holder is not a natural person, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and no other corporate proceedings on the part of such Founder Holder are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby.

1.2 Binding Agreement. This Agreement has been or shall be when delivered, duly and validly executed and delivered by such Founder Holder and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes, or when delivered shall constitute, the valid and binding obligation of such Founder Holder, enforceable against such Founder Holder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting creditor’s rights generally and to general principles of equity (collectively, the “Enforceability Exceptions”).

1.3 Governmental Approvals. No consent of or filing with any Governmental Authority on the part of such Founder Holder is required to be obtained or made in connection with the execution, delivery or performance by such Founder Holder of this Agreement or the consummation by such Founder Holder of the transactions contemplated hereby, other than (a) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder and (b) where the failure to obtain such consents or to make such filings or notifications has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of such Founder Holder to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

1.4 Non-Contravention. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance with any of the provisions hereof by such Founder Holder will not (a) conflict with or violate any provision of the Governing Documents of such Founder Holder, (b) conflict with or violate any Law, Order or required consent or approval applicable to such Founder Holder or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Founder Holder under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Lien) upon any of the properties or assets of such Founder Holder under, (viii) give rise to any obligation to obtain any third party consent or approval from any Person or (ix) give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of such Founder Holder, except for any deviations from any of the foregoing clauses (b) or (c) that has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of such Founder Holder to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

1.5 Subject Shares. As of the date of this Agreement, such Founder Holder has sole legal and beneficial ownership of the Subject Shares set forth opposite such Founder Holder’s name on Schedule A hereto, and all such Subject Shares are owned by such Founder Holder free and clear of all Liens, other than liens or encumbrances pursuant to this Agreement, SPAC Governing Documents, applicable federal or state securities laws or that certain Letter Agreement, dated December 19, 2022, by and among the Company and such Founder Holder. Other than the Subject Shares, such Founder Holder does not legally or beneficially own any SPAC Shares or any other SPAC securities that are convertible into or exercisable for SPAC Shares or other SPAC securities. Such Founder Holder has the sole right to vote the Subject Shares, and none of the Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Subject Shares, except as contemplated by this Agreement or SPAC Governing Documents.

1.6 Business Combination Agreement. Such Founder Holder understands and acknowledges that SPAC, Merger Sub and the Company are entering into the Business Combination Agreement in reliance upon such Founder Holder’s execution and delivery of this Agreement. Such Founder Holder has received a copy of the Business Combination Agreement and is familiar with the provisions of the Business Combination Agreement.

1.7 Adequate Information. Each of the Founder Holders is a sophisticated shareholder and has adequate information concerning the business and financial condition of SPAC, Merger Sub and the Company to make an informed decision regarding this Agreement and the transactions contemplated by the Business Combination Agreement and has independently and without reliance upon SPAC, Merger Sub or the Company and based on such information as such Founder Holder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Each Founder Holder acknowledges that SPAC, Merger Sub and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character. Each of the Founder Holders acknowledges that the agreements contained herein with respect to the Subject Shares held by such Founder Holder are irrevocable and shall only terminate upon the termination of this Agreement.

ARTICLE II

Agreement to Vote; Certain Other Covenants of the Founder Holders

Each Founder Holder covenants and agrees with SPAC and the Company during the term of this Agreement as follows:

2.1 Agreement to Vote.

(a) In Favor of Merger. So long as the Company is not in breach of the terms of the Business Combination Agreement such that the conditions to Closing would not reasonably be expected to be met, at any meeting of the shareholders of SPAC called to seek the SPAC Shareholder Approvals, or at any adjournment thereof, or in connection with the written consent of SPAC or in any other circumstances upon which a vote, consent or other approval with respect to the Business Combination Agreement, any other Ancillary Document, the Merger, or any other Transaction is sought, each Founder Holder shall (i) if a meeting is held, appear at such meeting or otherwise cause the Subject Shares to be counted as present at such meeting for purposes of establishing a quorum, and (ii) vote or cause to be voted (including by class vote and/or written consent, if applicable) the Subject Shares in favor of the SPAC Shareholder Approvals or, if there are insufficient votes in favor of the SPAC Shareholder Approvals, in favor of the adjournment of such meeting of the shareholders of SPAC to a later date but not past the Termination Date.

(b) Against Other Transactions. At any meeting of shareholders of SPAC or at any adjournment thereof, or in connection with any written consent of the shareholders of SPAC or in any other circumstances upon which such Founder Holder’s vote, consent or other approval is sought, such Founder Holder shall vote (or cause to be voted) the Subject Shares (including by proxy, withholding class vote and/or written consent, if applicable) against (i) any SPAC Competing Acquisition and (ii) any other action that would be reasonably likely to in any material respect impede, interfere with, delay or attempt to discourage, frustrate the purposes of, result in a breach by SPAC of, prevent or nullify any provision of the Business Combination Agreement or any other Ancillary Document, the Merger, any other transaction.

(c) Revoke Other Proxies. Such Founder Holder represents and warrants that any proxies heretofore given in respect of the Subject Shares that may still be in effect are not irrevocable, and such proxies have been or are hereby revoked, other than the voting and other arrangements under SPAC Governing Documents.

2.2 No Transfer. Other than (w) pursuant to this Agreement, (x) upon the written consent of SPAC, (y) in connection with any transaction financing contemplated by the Business Combination Agreement, or (z) to an Affiliate of such Founder Holder (provided that such Affiliate shall enter into a written agreement, in form and substance reasonably satisfactory to SPAC and the Company, agreeing to be bound by this Agreement to the same extent as such Founder Holder was with respect to such transferred Subject Shares), from the date of this Agreement until the date of termination of this Agreement in accordance with its terms, such Founder Holder shall not, directly or indirectly, (i) (a) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of (including by gift, tender or exchange offer, merger or operation of law), directly or indirectly, encumber or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Securities and Exchange Commission (the “SEC”) promulgated thereunder, any Subject Share, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b) (the actions specified in clauses (a)-(c), collectively, “Transfer”), or enter into any Contract, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Subject Shares to any Person other than pursuant to the Merger, (ii) grant any proxies or enter into any voting arrangement, whether by proxy, voting agreement, voting trust, voting deed or otherwise (including pursuant to any loan of Subject Shares), or enter into any other agreement, with respect to any Subject Shares, in each case, other than as set forth in this Agreement or the voting and other arrangements under SPAC Governing Documents, (iii) take any action that would make any representation or warranty of such Founder Holder herein untrue or incorrect, or have the effect of preventing or delaying such Founder Holder from performing its obligations hereunder, or (iv) commit or agree to take any of the foregoing actions. Any action attempted to be taken in violation of the preceding sentence will be null and void. Such Founder Holder agrees with, and covenants to, SPAC and the Company that such Founder Holder shall not request that SPAC register the Transfer (by book-entry or otherwise) of any certificated or uncertificated interest representing any of the Subject Shares.

2.3 No Solicitation. During the term of this Agreement, each Founder Holder agrees not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or facilitate any inquiry, proposal, or offer which constitutes, or could reasonably be expected to lead to, a SPAC Competing Acquisition proposal in their capacity as such, (ii) participate in any discussions or negotiations regarding, or furnish or receive to or from any Person (other than the Company, SPAC, Merger Sub, a Company Affiliated Party and their respective Representatives) any nonpublic information relating to the SPAC or its Subsidiaries, in connection with any SPAC Competing Acquisition proposal, (iii) approve or recommend, or make any public statement approving or recommending a SPAC Competing Acquisition proposal, (iv) enter into any letter of intent, merger agreement or similar agreement providing for a SPAC Competing Acquisition proposal, (v) make, or in any manner participate in a “solicitation” (as such term is used in the rules of the SEC) of proxies or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to voting of Subject Shares intending to facilitate any SPAC Competing Acquisition proposal or cause any holder of shares of SPAC capital stock not to vote to adopt the Business Combination Agreement and approve the Merger, (vi) become a member of a “group” (as such term is defined in Section 13(d) of the Exchange Act) with respect to any voting securities of SPAC that takes any action in support of a SPAC Competing Acquisition proposal or (vii) otherwise resolve or agree to do any of the foregoing. Each Founder Holder shall promptly (and in any event within 48 hours) notify SPAC and the Company after receipt by such Founder Holder of any acquisition proposal, any inquiry or proposal that would reasonably be expected to lead to an acquisition proposal or any inquiry or request for nonpublic information relating to the SPAC or its Subsidiaries by any Person who has made or would reasonably be expected to make an acquisition proposal. Thereafter, such Founder Holder shall keep SPAC and the Company reasonably informed, on a prompt basis (and in any event within 48 hours), regarding any material changes in the status and material terms of any such proposal or offer. Each Founder Holder agrees that, following the date hereof, it and its Representatives shall cease and cause to be terminated any existing activities, solicitations, discussions or negotiations by such Founder Holder or its Representatives with any parties conducted prior to the date hereof with respect to any SPAC Competing Acquisition proposal. Notwithstanding anything contained herein to the contrary, (i) no Founder Holder shall be responsible for the actions of SPAC or its board of directors (or any committee thereof), Merger Sub or any Subsidiary of SPAC, or any officers, directors (in their capacities as such), employees, professional advisors of any of the foregoing (the “SPAC Related Parties”), including with respect to any of the matters contemplated by this Section 2.3, (ii) no Founder Holder makes any representations or warranties with respect to the action of any of the SPAC Related Parties and (iii) any breach by SPAC of its obligations under the Business Combination Agreement shall not be considered a breach of this Section 2.3 (for the avoidance of doubt, it being understood that each Founder Holder shall remain responsible for any breach by it or its Representatives (other than any such Representative that is a SPAC Related Party) of this Section 2.3.

2.4 Support of Merger. During the term of this Agreement, such Founder Holder shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary to consummate the Merger on the terms and subject to the conditions applicable thereto and shall not take any action that would reasonably be expected to materially delay or prevent the satisfaction of any of the conditions to the Merger set forth under the Business Combination Agreement.

2.5 Waiver of Appraisal and Dissenters’ Rights. Each of the Founder Holders hereby irrevocably waives, and agrees not to exercise or assert, any dissenters’ or appraisal rights under Cayman Act and any other similar statute in connection with the Merger and the Business Combination Agreement.

2.6 No Redemption or Tender. Such Founder Holder irrevocably and unconditionally agrees that, from the date hereof and until the termination of this Agreement in accordance with its terms, such Founder Holder shall not elect to cause SPAC to redeem any Subject Shares now or at any time legally or beneficially owned by such Founder Holder or submit or surrender any of its Subject Shares for redemption, or seek to sell any Subject Shares to SPAC in any tender offer, in connection with the transactions contemplated by the Business Combination Agreement or otherwise.

2.7 New Shares. In the event that prior to the Closing (i) any shares of SPAC or other securities of SPAC are issued or otherwise distributed to such Founder Holder pursuant to any share dividend or distribution, or any change in any of shares of SPAC by reason of any share split-up, recapitalization, combination, exchange of shares or the like, (ii) such Founder Holder acquires legal or beneficial ownership of any SPAC securities after the date of this Agreement, including upon exercise of rights, options or settlement of restricted share units or (iii) such Founder Holder acquires the right to vote or share in the voting of any SPAC ‘s shares after the date of this Agreement (collectively, the “New Securities”), for the avoidance of doubt, the terms “Subject Shares” shall be deemed to refer to and include such New Securities (including all such share dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged into).

2.8 Waiver of Anti-Dilution Protection. Such Founder Holder hereby waives, forfeits, surrenders and agrees not to exercise, assert or claim, to the fullest extent permitted by applicable Law, any anti-dilution protection (if any) pursuant to SPAC Governing Documents in connection with the transactions contemplated by this Agreement, the Business Combination Agreement and the other Ancillary Documents. Such Founder Holder acknowledges and agrees that (i) this Section 2.8 shall constitute written consent waiving, forfeiting and surrendering any anti-dilution protection pursuant to SPAC Governing Documents in connection with the transactions contemplated by this Agreement, the Business Combination Agreement and the other Ancillary Agreement; and (ii) such waiver, forfeiture and surrender granted hereunder shall only terminate upon the termination of this Agreement.

2.9 Payment of Expenses. The Sponsor shall pay as they become due, or shall reimburse the SPAC prior to the Closing for, and in either case shall be solely liable for, (i) all fees, expenses, costs, disbursements, commissions or other amounts incurred by or on behalf of the SPAC or the Sponsor, or that the SPAC or the Sponsor is obligated to pay, whether or not such amounts are due and payable, in connection with, or as a result of, the proposed transaction with Wanshun Technology Industrial Group Ltd, including the fees and expenses of outside legal counsel, accountants, advisors, brokers, placement agents, investment bankers, consultants, or other agents or service providers of the SPAC or any other party to the transaction, and (ii) all fees, expenses, costs, disbursements, commissions or other amounts incurred by or on behalf of the SPAC or the Sponsor, or that the SPAC or the Sponsor is obligated to pay, on or prior to September 30, 2024, other than such fees, expenses, costs, disbursements, commissions and amounts incurred in connection with the Transactions.

ARTICLE III

Additional Agreements of the Parties

3.1 Mutual Release.

(a) Founder Holder Release. Sponsor, on its own behalf and on behalf of each of its Affiliates (other than SPAC or any of SPAC’s Subsidiaries), and each other Founder Holder on its own behalf, and each of its and their successors, assigns and executors (each, a “Sponsor Releasor”), effective as at the Effective Time, shall be deemed to have, and hereby does, irrevocably, unconditionally, knowingly and voluntarily release, waive, relinquish and forever discharge the Company, SPAC, their respective Subsidiaries and each of their respective successors, assigns, heirs, executors, officers, directors, partners, managers and employees (in each case in their capacity as such) (each, a “Sponsor Releasee”), from (i) any and all obligations or duties the Company, SPAC or any of their respective Subsidiaries has prior to or as of the Effective Time to such Sponsor Releasor or (ii) all claims, demands, Liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of action of whatever kind or nature, whether known or unknown, which any Sponsor Releasor has prior to or as of the Effective Time, against any Sponsor Releasee arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed, was taken, permitted or begun prior to the Effective Time (except in the event of Fraud on the part of a Sponsor Releasee); provided, however, that nothing contained in this Section 5.1(a) shall release, waive, relinquish, discharge or otherwise affect the rights or obligations of any party (i) arising under this Agreement, the Business Combination Agreement, the Ancillary Documents, or SPAC Governing Documents, (ii) for indemnification or contribution, in any Sponsor Releasor’s capacity as an officer or director of SPAC, (iii) arising under any then-existing insurance policy of SPAC, (iv) pursuant to a contract and/or SPAC policy, to reimbursements for reasonable and necessary business expenses incurred and documented prior to the Effective Time, or (v) for any claim for Fraud. The Sponsor Releasors covenant not to make or bring any such claim against the Sponsor Releasees, and forever release and discharge the Sponsor Releasees from liability under any such claims, subject to the proviso in the preceding sentence.

(b) Company Release. Each of the Company, SPAC and their respective Subsidiaries and each of its and their successors, assigns and executors (each, a “Company Releasor”), effective as at the Effective Time, shall be deemed to have, and hereby does, irrevocably, unconditionally, knowingly and voluntarily release, waive, relinquish and forever discharge each Founder Holder and its respective successors, assigns, heirs, executors, officers, directors, partners, members, managers and employees (in each case in their capacity as such) (each, a “Company Releasee”), from (i) any and all obligations or duties such Company Releasee has prior to or as of the Effective Time to such Company Releasor, (ii) all claims, demands, Liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of action of whatever kind or nature, whether known or unknown, which any Company Releasor has, may have or might have or may assert now or in the future, against any Company Releasee arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed, was taken, permitted or begun prior to the Effective Time (except in the event of Fraud on the part of a Company Releasee); provided, however, that nothing contained in this Section 5.1(b) shall release, waive, relinquish, discharge or otherwise affect the rights or obligations of any party (i) arising under this Agreement, the Business Combination Agreement or the Ancillary Documents, (ii) resulting from or arising out of any material deficiencies or misstatements in any SPAC’s public filings with the SEC prior to the Effective Time, or (iii) for any claim for Fraud. The Company Releasors covenant not to make or bring any such claim against the Company Releasees, and forever release and discharge the Company Releasees from liability under any such claims, subject to the proviso in the preceding sentence.

3.2 Termination. This Agreement shall terminate upon the earliest of (i) the Effective Time (except with respect to Section 2.9 and Article IV), (ii) the unanimous written agreement of all the parties hereto, and (iii) the termination of the Business Combination Agreement in accordance with its terms, and upon such termination, no party shall have any liability hereunder other than for its actual fraud or its willful and material breach of this Agreement prior to such termination.

3.3 Further Assurances. Each Founder Holder shall, from time to time, (i) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as SPAC or the Company may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement, the Business Combination Agreement and the other Ancillary Documents and (ii) refrain from exercising any veto right, consent right or similar right (whether under SPAC Governing Documents or the Cayman Islands Companies Act (As Revised)) which would impede, disrupt, prevent or otherwise adversely affect the consummation of the Merger or any other Transaction.

ARTICLE IV

General Provisions

4.1 Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the Company and SPAC in accordance with the Business Combination Agreement and to such Founder Holder at its address set forth set forth on Schedule A hereto (or at such other address for a party as shall be specified by like notice).

4.2 Disclosure. Each of the Founder Holders hereby authorizes SPAC and the Company to publish and disclose in any announcement or disclosure required by the SEC, the Founder Holder’s identity and ownership of the Subject Shares and the nature of the Founder Holder’s obligations under this Agreement; provided, that prior to any such publication or disclosure SPAC and the Company have provided the Founder Holder with an opportunity to review and comment on such announcement or disclosure, which comments SPAC and the Company will consider in good faith.

4.3 Miscellaneous. The provisions of Sections [8.2, 8.3, 8.5, 8.7, 8.9, 8.10, 8.11, 8.13, 8.15, 8.16, and 8.18] of the Business Combination Agreement are incorporated herein by reference, mutatis mutandis, as if set forth in full herein.

[Signature pages follow]

IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.

ALPHAVEST ACQUISITION CORP

Signature:	/s/ Yong Yan
Name:	Yong Yan
Title:	CEO

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.

AMC CORPORATION

Signature:	/s/ Sean Da
Name:	Sean Da
Title:	Chairman

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.

ALPHAVEST HOLDING LP

Signature:	/s/ Pengfei Zheng
Name:	Pengfei Zheng
Title:	Partner

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.

OTHER INSIDERS:

/s/ Pengfei Zheng
Pengfei Zheng

[Signature Page to Sponsor Support Agreement]